UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 5, 2015 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-402-1000
________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On May 5, 2015, athenahealth, Inc. (“athenahealth”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Bank of America, N.A. (“Bank of America”) as Administrative Agent, Swing Line Lender, and Letter of Credit Issuer; the other lenders party thereto from time to time; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD Securities (USA) LLC, and U.S. Bank National Association as Joint Lead Arrangers and Joint Book Managers. The Amended Credit Agreement amended and restated athenahealth’s existing Credit Agreement, dated as of May 10, 2013, by and among athenahealth, Bank of America, and the other lenders party thereto (the “Existing Credit Agreement”).
The Amended Credit Agreement provides for a $500 million senior credit facility consisting of a $300 million unsecured term loan facility and $200 million unsecured revolving credit facility. The term loans from the Existing Credit Agreement were increased by $130 million and a portion of those proceeds were used to repay the outstanding revolving loans under the Existing Credit Agreement such that there were no revolving loans outstanding on the closing of the Amended Credit Agreement. athenahealth may increase the revolving credit facility up to an additional $100 million and the term loan facility to the extent such amount will not cause athenahealth to be in breach of the financial covenants described below on a pro forma basis after giving effect to such increase, subject to certain conditions including obtaining lender commitments. The proceeds of the senior credit facility may be used (1) to refinance existing indebtedness, including indebtedness under the Existing Credit Agreement, and (2) for working capital and other general corporate purposes.
At athenahealth’s option, any loan under the senior credit facility (other than swing line loans) will bear interest at a rate equal to (i) the British Bankers Association London Interbank Offered Rate (“LIBOR”) plus an interest margin based on athenahealth’s consolidated leverage ratio, or (ii) the base rate (which is the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50%, and (c) one month LIBOR plus 1.00%) plus an interest margin based on athenahealth’s consolidated leverage ratio. athenahealth will pay a commitment fee during the term of the Amended Credit Agreement, which varies between 0.20% and 0.40% based on athenahealth’s consolidated leverage ratio.
The senior credit facility matures on May 5, 2020, although athenahealth may prepay the senior credit facility in whole or in part at any time without premium or penalty, and the unutilized portion of the commitments may be irrevocably reduced or terminated by athenahealth in whole or in part without penalty or premium.
The obligations of athenahealth under the Amended Credit Agreement and all related documents are jointly and severally guaranteed by athenahealth MA, Inc.; Epocrates, Inc.; Athena Arsenal, LLC; Razor Insights, LLC; and athenahealth’s other domestic subsidiaries, excluding any subsidiary that does not meet certain financial materiality thresholds.
The Amended Credit Agreement contains customary representations, warranties, and affirmative and negative covenants, including certain covenants and limitations regarding liens, investments, indebtedness, fundamental changes, dispositions, restricted payments, changes in the nature of business, transactions with affiliates, and burdensome agreements. athenahealth is also required to maintain compliance with a consolidated fixed charge coverage ratio, a consolidated leverage ratio, and a consolidated senior leverage ratio, each measured quarterly. athenahealth may not permit: (i) the consolidated fixed charge coverage ratio to be less than 1.50 to 1.00; (ii) the consolidated leverage ratio to be greater than 4.00 to 1.00; and (iii) the consolidated senior leverage ratio to be greater than 3.00 to 1.00.
The Amended Credit Agreement contains customary events of default, including nonpayment of principal, interest, fees, or other amounts; failure to perform or observe covenants within a specified period of time; inaccuracy of representations and warranties; cross-default to other indebtedness with a principal amount of $25 million or more; bankruptcy and insolvency defaults (with a grace period for involuntary proceedings); inability to pay debts; monetary and nonmonetary judgment defaults; ERISA defaults; invalidity of loan and collateral documents defaults; and change of control defaults. Upon the occurrence and continuance of an event of default, the lenders may declare the loans and all the other obligations under the Amended Credit Agreement immediately due and payable.
The foregoing summary of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which athenahealth intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent applicable, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)
May 11, 2015	/s/ KRISTI A. MATUS
Kristi A. Matus
Executive Vice President and Chief Financial & Administrative Officer